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                                                                     Exhibit 5.1

                                December 20, 1996




Target Therapeutics, Inc.
47201 Lakeview Boulevard
Fremont, CA  94537

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 20, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,500,000 shares and an additional 100,000 shares, respectively, of your Common Stock (the "Shares") reserved for issuance under the 1988 Stock Option Plan, as amended and 1991 Employee Stock Purchase Plan, as amended (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the respective plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                   Sincerely,

                                   VENTURE LAW GROUP
                                   A Professional Corporation